Exhibit (a)(5)(2)

FIRST FINANCIAL NORTHWEST, INC. ANNOUNCES
PRELIMINARY RESULTS OF SELF-TENDER OFFER
First Financial Northwest, Inc. expects to acquire 1,298,306 shares at $14.00 per share

Renton, Washington, August 10, 2016—First Financial Northwest, Inc. (NASDAQ:GS: FFNW) ("First Financial" or the "Company") announced today the preliminary results of its modified Dutch Auction tender offer, which expired at 12:00 midnight, New York City time, on August 9, 2016.

Based on the preliminary count by Computershare Trust Company, the depositary for the tender offer, an aggregate of 1,298,306 shares of common stock were properly tendered and not properly withdrawn at or below a price of $14.00, including approximately 31,791 shares that were tendered through notice of guaranteed delivery.

Accordingly, First Financial expects to accept for payment an aggregate of 1,298,306 shares of its common stock at a purchase price of $14.00 per share, based on the preliminary results. These shares represent approximately 9.7% of the 13,327,916 shares outstanding as of June 30, 2016.

The tender offer was made pursuant to an Offer to Purchase dated July 13, 2016 and the related Letter of Transmittal, by which First Financial offered to purchase up to $40.0 million of its common stock at a price per share not less than $13.00 and not greater than $14.00, which documents were filed with the Securities and Exchange Commission on July 13, 2016.

The number of shares to be purchased and the purchase price per share are preliminary. The determination of the final number of shares to be purchased and the final purchase price per share is subject to confirmation by the depositary of the proper delivery of all shares validly tendered and not withdrawn, including shares to be delivered in respect of notices of guaranteed delivery. The actual number of shares validly tendered and not withdrawn and the final purchase price per share will be announced following the completion of the confirmation process. Payment for the shares accepted for purchase will occur promptly thereafter. Payment for shares will be made in cash, without interest.

About First Financial Northwest, Inc.

First Financial Northwest, Inc. is the parent company of First Financial Northwest Bank; a Washington State chartered commercial bank headquartered in Renton, Washington, serving the Puget Sound Region through its three full-service banking offices. We are a part of the ABA NASDAQ Community Bank Index and the Russell 3000 Index. For additional information about us, please visit our website at ffnwb.com and click on the "Investor Relations" link at the bottom of the page.

Forward Looking Statements

When used in this press release and in other documents filed with or furnished to the Securities and Exchange Commission (the "SEC"), in press releases or other public stockholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases "believe, " "will, " "will likely result, " "are expected to, " "will continue, " "is anticipated," "estimate," "project," "plans," or similar expressions are intended to identify "forward-looking statements".  Forward-looking statements are not historical facts but instead represent management's current expectations and forecasts regarding future events many of which are inherently uncertain and outside of our control. Actual results may differ, possibly materially from those currently expected or projected in these forward-looking statements. Factors that could cause our actual results to differ materially from those described in the forward-looking statements, include, but are not limited to, the following: increased competitive pressures; changes in the interest rate environment; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and other factors described in the Company’s latest annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the SEC – that are available on our website at www.ffnwb.com and on the SEC's website at www.sec.gov.

Any of the forward-looking statements that we make in this Press Release and in the other public statements are based upon management's beliefs and assumptions at the time they are made and may turn out to be wrong because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for 2016 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of, us and could negatively affect our operating and stock performance.

Contact:

Joseph W. Kiley III, President and Chief Executive Officer
Rich Jacobson, Executive Vice President and Chief Financial Officer
(425) 255-4400